There is no parent of the registrant.

The Registrant owns 100% of the outstanding capital stock of the following subsidiary:

Business Name of Corporation                       Jurisdiction of Incorporation

Dixie Type & Supply Company, Inc.                                       Alabama
(merged into Registrant effective January 1, 1998)



The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.